Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter FY 2011 Earnings; Issues Guidance for FY 2012

SAN DIEGO--(BUSINESS WIRE)--November 21, 2011--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $22.7 million, or $0.49 per diluted share, for the fourth quarter ended October 2, 2011, compared with net earnings of $4.0 million, or $0.07 per diluted share, for the fourth quarter of fiscal 2010. Fiscal 2011 net earnings totaled $80.6 million, or $1.61 per diluted share, compared with net earnings of $70.2 million, or $1.26 per diluted share, in fiscal 2010. In last year’s fourth quarter, 40 Jack in the Box® company restaurants were closed, and the company recorded pre-tax charges totaling $28.0 million (included in “impairment and other charges, net” in the accompanying consolidated statements of earnings), which reduced diluted earnings per share by approximately $0.33 in both the fourth quarter and fiscal 2010.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, were approximately $0.19 per diluted share in the fourth quarter of 2011. For fiscal year 2011, operating earnings per share were approximately $0.83 compared with approximately $0.61 last year (including the $0.33 charge relating to restaurant closures in 2010).

Gains from refranchising contributed approximately $0.30 per diluted share for the fourth quarter of 2011 and approximately $0.78 for fiscal year 2011 as compared with approximately $0.65 per diluted share in fiscal year 2010.

The fourth quarter and fiscal year ended October 2, 2011, included 12 weeks and 52 weeks, respectively, as compared to 13 weeks and 53 weeks in the fourth quarter and fiscal year ended October 3, 2010, respectively. The company estimates that the extra week benefited diluted earnings per share by approximately $0.03 in both the fourth quarter and fiscal 2010.

Increase (decrease) in same-store sales:

	12 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Jack in the Box®:
Company	5.8%	(4.0%)	3.1%	(8.6%)
Franchise	2.0%	(2.8%)	1.3%	(7.8%)
System	3.1%	(3.3%)	1.8%	(8.2%)
Qdoba®:
Company	4.3%	3.0%	5.1%	0.8%
Franchise	3.3%	6.8%	5.4%	3.6%
System	3.7%	5.6%	5.3%	2.8%

Linda A. Lang, chairman, chief executive officer and president, said, “Jack in the Box company same-store sales increased 5.8 percent in the fourth quarter, ahead of our expectations, as sales and traffic accelerated in the last two months of the quarter. On a two-year cumulative basis, this represented our fifth consecutive quarter of sequentially improving company same-store sales trends. We believe these results have been largely driven by the investments we have made to enhance the entire guest experience at the Jack in the Box brand.

“Qdoba’s same-store sales in the fourth quarter increased 3.7 percent system-wide, representing the third consecutive quarter that two-year cumulative same-store sales have been greater than 9 percent,” Lang said.

Consolidated restaurant operating margin was 13.5 percent of sales in the fourth quarter of 2011, compared with 12.5 percent of sales in the year-ago quarter.

Food and packaging costs in the quarter were 190 basis points higher than prior year. Overall commodity costs were approximately 7 percent higher in the quarter, driven by higher costs for most commodities other than poultry and largely consistent with the company’s expectations.

Payroll and employee benefits costs were 110 basis points lower than the year-ago quarter, reflecting lower insurance costs and the benefit of refranchising. These decreases were partially offset by higher unemployment taxes resulting from rate increases in several states.

Occupancy and other costs decreased 180 basis points in the fourth quarter due primarily to lower repairs and maintenance costs and utilities expenses, and the benefit of refranchising. These decreases were partially offset by higher rent expense as a percentage of sales due to the greater proportion of company-operated Qdoba restaurants versus the prior year.

SG&A expense for the fourth quarter decreased by $7.3 million and was 10.6 percent of revenues compared with 10.8 percent last year. SG&A expense for fiscal 2011 decreased by $18.9 million and was 10.2 percent of revenues compared with 10.6 percent last year. The variances in SG&A were attributable primarily to the following:

  The 53rd week added approximately $3.6 million to SG&A in last year’s fourth quarter and fiscal year.
  Advertising costs were $5.2 million lower in the fourth quarter and $17.9 million lower in fiscal 2011, due primarily to the impact of refranchising Jack in the Box restaurants and a decrease in incremental spending compared to the fourth quarter and fiscal 2010. These decreases were partially offset by higher advertising expense for Qdoba due to the increase in the number of company-owned restaurants and same-store sales growth.
  Incentive compensation accruals decreased by $2.3 million in the fourth quarter of 2011.
  Pension expense, which is non-cash in nature, decreased by $1.3 million in the fourth quarter and by $5.3 million for fiscal 2011.
  The company’s refranchising strategy and planned overhead reductions resulted in lower general and administrative costs of approximately $0.4 million for the fourth quarter and $5.9 million for the full year.

These decreases were partially offset by the following:

  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans negatively impacted SG&A by $4.6 million in the fourth quarter as compared to a positive impact of $2.1 million in last year’s fourth quarter, resulting in a year-over-year increase in SG&A of $6.7 million. For fiscal 2011, mark-to-market adjustments negatively impacted SG&A by $0.1 million as compared to a positive impact of $2.7 million last year, resulting in a year-over-year increase in SG&A of $2.8 million.
  Insurance recoveries related to Hurricane Ike resulted in a $1.2 million benefit in the fourth quarter of 2010 and a $4.2 million benefit in fiscal 2010.
  Incentive compensation accruals increased by $2.2 million in fiscal 2011.
  Qdoba G&A increased by $0.9 million in the fourth quarter and $4.4 million in fiscal 2011 due primarily to higher overhead to support recently acquired franchise markets and new unit growth.

Gains on the sale of 106 company-operated Jack in the Box restaurants to franchisees totaled $22.2 million in the fourth quarter, or approximately $0.30 per diluted share. For fiscal 2011, gains on the sale of 332 company-operated restaurants to franchisees totaled $61.1 million, or approximately $0.78 per diluted share, compared with $55.0 million, or approximately $0.65 per diluted share in fiscal 2010 from the sale of 219 company-operated restaurants. Total proceeds related to refranchising, including cash and notes receivable, for the fourth quarter and fiscal 2011 were $43.4 million and $120.3 million, respectively.

“With the sale of 332 restaurants in fiscal 2011, the Jack in the Box system was 72 percent franchised as of the end of the year, and we’ve achieved our original goal of increasing the percentage of franchise ownership to 70 to 80 percent two years ahead of plan,” Lang said. “Over the last six years, we have refranchised more than 1,000 restaurants and expect to refranchise 150 to 200 restaurants over the next couple of years, which will bring our Jack in the Box franchise ownership to approximately 80 percent of the system.”

The company repurchased approximately 2,637,000 shares of its common stock in the fourth quarter of 2011 at an average price of $20.42 per share. In fiscal 2011, the company returned over $193 million to shareholders through the repurchase of approximately 9,106,000 shares of its common stock at an average price of $21.27 per share. In October 2011, the company completed the repurchase of the remaining $6.4 million authorized by its board of directors in May 2011. In November 2011, the company’s board of directors authorized an additional $100 million stock-buyback program that expires in November 2013.

Restaurant openings

Ten new Jack in the Box restaurants opened in the fourth quarter, including 6 franchised locations, compared with 14 new restaurants opened system-wide during the same quarter last year, of which 2 were franchised. For the full year, 31 new Jack in the Box restaurants opened, including 16 franchised locations, compared with 46 new restaurants in fiscal 2010, 16 of which were franchised.

In the fourth quarter, 20 Qdoba restaurants opened, including 12 franchised locations, versus 13 new restaurants in the year-ago quarter, of which 6 were franchised. For the full year, 67 Qdoba restaurants opened, including 42 franchised locations, compared with 36 new restaurants in fiscal 2010, 21 of which were franchised.

At October 2, 2011, the company’s system total comprised 2,221 Jack in the Box restaurants, including 1,592 franchised locations, and 583 Qdoba restaurants, including 338 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter ending January 22, 2012, and the fiscal year ending September 30, 2012. Fiscal 2012 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

First quarter fiscal year 2012 guidance

  Same-store sales are expected to increase approximately 4 to 5 percent at Jack in the Box company restaurants versus a 1.5 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 2 to 3 percent at Qdoba system restaurants versus a 6.4 percent increase in the year-ago quarter.

Fiscal year 2012 guidance

  Same-store sales are expected to increase approximately 2 to 4 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 3 to 5 percent at Qdoba system restaurants.
  Overall commodity costs are expected to increase by approximately 5 percent for the full year, with higher inflation in the first half of the fiscal year.
  Restaurant operating margin for the full year is expected to be in the mid-13 percent range, depending on same-store sales and commodity inflation.
  25 to 30 new Jack in the Box restaurants are expected to open, including approximately 15 company locations.
  70 to 90 new Qdoba restaurants are expected to open, of which approximately half are expected to be company locations.
  $15 to $25 million in gains on the sale of 80 to 120 Jack in the Box restaurants to franchisees, with $35 to $50 million in total proceeds resulting from the sales.
  Capital expenditures of $90 to $100 million.
  SG&A expense in the mid-10 percent range, including higher pension expense, restaurant technology investments and costs related to Qdoba growth.
  Impairment and other charges of 30 to 40 basis points.
  Tax rate of approximately 37 to 38 percent.
  Diluted earnings per share of $1.10 to $1.43, with the range reflecting uncertainty in the timing of anticipated refranchising transactions as well as same-store sales results and commodity inflation. Operating earnings per share, which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, are expected to range from $0.90 to $1.10 per diluted share. Diluted earnings per share includes approximately $0.07 to $0.09 of re-image incentive payments to franchisees in fiscal 2012 to complete the re-image program as compared to $0.11 in fiscal 2011. Gains from refranchising are expected to contribute $0.20 to $0.33 to diluted earnings per share, as compared to approximately $0.79 in fiscal 2011.

Conference call

The company will host a conference call for financial analysts and investors on Tuesday, November 22, 2011, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on November 22.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 19 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 580 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, stock market volatility, unemployment, trends in consumer spending patterns, commodity costs, and timing of sales of Jack in the Box restaurants to franchisees. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Twelve	Thirteen	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010

Revenues:
Company restaurant sales	$296,088	$391,989	$1,380,273	$1,668,527
Distribution sales	137,206	108,558	530,959	397,977
Franchise revenues	70,872	62,666	282,066	231,027
	504,166	563,213	2,193,298	2,297,531
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	101,064	126,328	460,790	530,613
Payroll and employee benefits	85,226	117,127	414,463	505,138
Occupancy and other	69,864	99,644	329,766	398,066
Total company restaurant costs	256,154	343,099	1,205,019	1,433,817
Distribution costs	138,255	108,776	533,496	399,707
Franchise costs	34,879	28,535	136,148	104,845
Selling, general and administrative expenses	53,607	60,902	224,455	243,353
Impairment and other charges, net	2,481	35,653	12,672	48,887
Gains on the sale of company-operated restaurants, net	(22,185)	(18,934)	(61,125)	(54,988)
	463,191	558,031	2,050,665	2,175,621

Earnings from operations	40,975	5,182	142,633	121,910

Interest expense, net	4,283	4,165	16,855	15,894

Earnings before income taxes	36,692	1,017	125,778	106,016

Income taxes	14,040	(3,024)	45,178	35,806

Net earnings	$22,652	$4,041	$80,600	$70,210

Net earnings per share:
Basic	$0.50	$0.08	$1.63	$1.27
Diluted	$0.49	$0.07	$1.61	$1.26

Weighted-average shares outstanding:
Basic	45,524	53,836	49,302	55,070
Diluted	46,262	54,579	50,085	55,843

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	October 2,	October 3,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$11,424	$10,607
Accounts and other receivables, net	86,213	81,150
Inventories	38,931	37,391
Prepaid expenses	18,737	36,100
Deferred income taxes	45,520	46,185
Assets held for sale and leaseback	51,793	59,897
Other current assets	1,793	3,592
Total current assets	254,411	274,922

Property and equipment, at cost:
Land	105,314	101,206
Buildings	1,025,107	965,312
Restaurant and other equipment	343,718	437,547
Construction in progress	44,660	58,664
	1,518,799	1,562,729
Less accumulated depreciation and amortization	(663,373)	(684,690)
Property and equipment, net	855,426	878,039

Intangible assets, net	17,495	17,986
Goodwill	105,872	85,041
Other assets, net	199,118	151,104
	$1,432,322	$1,407,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$21,148	$13,781
Accounts payable	94,348	101,216
Accrued liabilities	167,487	168,186
Total current liabilities	282,983	283,183

Long-term debt, net of current maturities	447,350	352,630

Other long-term liabilities	290,723	250,440

Deferred income taxes	5,310	376

Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $0.01 par value, 175,000,000 shares authorized, 74,992,487 and 74,461,632 issued, respectively	750	745
Capital in excess of par value	202,684	187,544
Retained earnings	1,063,020	982,420
Accumulated other comprehensive loss, net	(95,940)	(78,787)
Treasury stock, at cost, 30,746,099 and 21,640,400 shares, respectively	(764,558)	(571,459)
Total stockholders' equity	405,956	520,463
	$1,432,322	$1,407,092

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Fiscal Year
	2011	2010

Cash flows from operating activities:
Net earnings	$80,600	$70,210
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	96,147	101,514
Deferred finance cost amortization	2,554	1,658
Deferred income taxes	(12,832)	(27,554)
Share-based compensation expense	8,062	10,605
Pension and postretirement expense	23,845	29,140
Losses (gains) on cash surrender value of company-owned life insurance	1,094	(6,199)
Gains on the sale of company-operated restaurants, net	(61,125)	(54,988)
Gains on the acquisition of franchise-operated restaurants	(426)	-
Losses on the disposition of property and equipment, net	7,650	10,757
Impairment charges and other	1,367	12,970
Loss on early retirement of debt	-	513
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(26,116)	(8,174)
Inventories	(1,540)	284
Prepaid expenses and other current assets	19,163	(22,967)
Accounts payable	1,498	(2,219)
Pension and postretirement contributions	(4,790)	(24,072)
Other	(10,891)	(27,440)
Cash flows provided by operating activities from continuing operations	124,260	64,038
Cash flows used in operating activities from discontinued operations	-	(2,172)
Cash flows provided by operating activities	124,260	61,866

Cash flows from investing activities:
Purchases of property and equipment	(129,312)	(95,610)
Proceeds from the sale of company-operated restaurants	119,275	66,152
Proceeds from (purchases of) assets held for sale and leaseback, net	(3,262)	45,348
Collections on notes receivable	20,848	8,322
Acquisition of franchise-operated restaurants	(31,077)	(8,115)
FFE loans to franchisees	(14,473)	-
Other	2,199	3,076
Cash flows provided by (used in) investing activities	(35,802)	19,173

Cash flows from financing activities:
Borrowings on revolving credit facilities	721,160	881,000
Repayments of borrowings on revolving credit facilities	(605,000)	(721,000)
Proceeds from issuance of debt	-	200,000
Principal repayments on debt	(13,760)	(418,836)
Debt issuance costs	(989)	(9,548)
Proceeds from issuance of common stock	5,530	5,186
Repurchase of common stock	(193,099)	(97,000)
Excess tax benefits from share-based compensation arrangements	1,290	2,037
Change in book overdraft	(2,773)	34,727
Cash flows used in financing activities	(87,641)	(123,434)

Net increase (decrease) in cash and cash equivalents	817	(42,395)
Cash and cash equivalents at beginning of period	10,607	53,002
Cash and cash equivalents at end of period	$11,424	$10,607

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in the company’s condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding:

	Quarter		Fiscal Year
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010
Statement of Earnings Data:
Revenues:
Company restaurant sales	58.7%	69.6%	62.9%	72.6%
Distribution sales	27.2%	19.3%	24.2%	17.3%
Franchise revenues	14.1%	11.1%	12.9%	10.1%
	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	34.1%	32.2%	33.4%	31.8%
Payroll and employee benefits (1)	28.8%	29.9%	30.0%	30.3%
Occupancy and other (1)	23.6%	25.4%	23.9%	23.9%
Total company restaurant costs (1)	86.5%	87.5%	87.3%	85.9%
Distribution costs (1)	100.8%	100.2%	100.5%	100.4%
Franchise costs (1)	49.2%	45.5%	48.3%	45.4%
Selling, general and administrative expenses	10.6%	10.8%	10.2%	10.6%
Impairment and other charges, net	0.5%	6.3%	0.6%	2.1%
Gains on the sale of company-operated restaurants, net	(4.4)%	(3.4)%	(2.8)%	(2.4)%
Earnings from operations	8.1%	0.9%	6.5%	5.3%

Income tax rate (2)	38.3%	(297.3)%	35.9%	33.8%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings before income taxes.

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company and franchise restaurants:

	October 2, 2011			October 3, 2010
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of period	956	1,250	2,206	1,190	1,022	2,212
New	15	16	31	30	16	46
Refranchised	(332)	332	-	(219)	219	-
Closed	(10)	(6)	(16)	(46)	(6)	(52)
Acquired from franchisees	-	-	-	1	(1)	-
End of period	629	1,592	2,221	956	1,250	2,206
% of system	28%	72%	100%	43%	57%	100%
Qdoba:
Beginning of period	188	337	525	157	353	510
New	25	42	67	15	21	36
Closed	-	(9)	(9)	-	(21)	(21)
Acquired from franchisees	32	(32)	-	16	(16)	-
End of period	245	338	583	188	337	525
% of system	42%	58%	100%	36%	64%	100%

Consolidated:
Total system	874	1,930	2,804	1,144	1,587	2,731
% of system	31%	69%	100%	42%	58%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
Media Contact:
Brian Luscomb, 858-571-2291